Exhibit 4


                          CERTIFICATE OF DESIGNATION
                                      OF
                        6 1/4% CUMULATIVE CONVERTIBLE
                  PREFERRED STOCK, SERIES A, $0.01 PAR VALUE
                                      OF
                   BURLINGTON NORTHERN SANTA FE CORPORATION

                       (Pursuant to Section 151 of the
              General Corporation Law of the State of Delaware)




          BURLINGTON NORTHERN SANTA FE CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation:

          RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") by the provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and pursuant to resolutions adopted by this Board of Directors on September 11, 1995, there hereby is created, out of the 25,000,000 shares of Preferred Stock, $0.01 par value, of the Corporation authorized in Article Fourth of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of 6,900,000 shares, which series shall have the following powers, designations, preferences, and relative, participating, optional, or other rights, and the following qualifications limitations, and restrictions (in addition to the powers, designations, preferences, and relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions, set forth in the Certificate of Incorporation which are applicable to preferred stock and/or to the Preferred Stock):

          SECTION 1. DESIGNATION OF AMOUNT. The shares of such series shall be designated as "6 1/4" Cumulative , Convertible Preferred Stock, Series A, $0.01 Par Value" (the "6 1/4% Preferred Stock"), and the authorized number of shares constituting such series shall be 6,900,000. The 6 1/4% Preferred Stock shall be $0.01 par value stock.

          SECTION 2.  DIVIDENDS.

          (a) The holders of shares of the 6 1/4% Preferred Stock will be entitled to receive when, as, and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cumulative cash dividends on the shares of the 6 1/4% Preferred Stock at the rate of $3.125 per annum per share of 6 1/4% Preferred Stock, AND NO MORE, payable in arrears in equal quarterly installments on January 1, April 1, July 1, and October 1 of each year, commencing on October 1, 1995. Such dividends shall be cumulative from the date of original issuance of any shares of the 6 1/4% Preferred Stock. Each such dividend shall be paid to the holders of record of the shares of the 6 1/4% Preferred Stock as they appear on the stock register of the Corporation on such record date, which shall be not more than 30 days nor less than 10 days preceding the dividend payment date thereof, as shall be fixed by the Board of Directors or a duly authorized committee thereof. If a holder converts a share or shares of the 6 1/4% Preferred Stock after the close of business on the record date for a dividend and before the opening of business on the payment date for such dividend (except for a share or shares called for redemption on a Redemption Date (as defined in Section 3(c) hereof) during the period from the close of business on any dividend payment record date to the close of business on the corresponding dividend payment date), then, pursuant to Section 6 hereof, the holder will be required to pay to the Corporation at the time of such conversion the amount of such dividend.

          (b) If dividends are not paid in full, or declared in full, and sums set apart for the payment thereof, upon the shares of the 6 1/4% Preferred Stock and shares of any other preferred stock ranking on a parity as to dividends with the 6 1/4% Preferred Stock, all dividends declared upon shares of the 6 1/4% Preferred Stock, and of any other preferred stock ranking on a parity as to dividends, shall be paid or declared pro rata so that in all cases the amount of dividends paid or declared per share on the 6 1/4% Preferred Stock, and such other preferred stock, shall bear to each other the same ratio that accumulated dividends per share, including dividends accrued or in arrears, if any, on the shares of the 6 1/4% Preferred Stock, and such other preferred stock, bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the shares of the 6 1/4% Preferred Stock have been paid or declared in full and sums set aside for the payment thereof, no dividends (other than dividends in shares of, or options, warrants, or rights to subscribe for or purchase shares of the Common Stock (as hereinafter defined) or in shares of any other capital stock of the Corporation ranking junior to the 6 1/4% Preferred Stock as to dividends) shall be paid or declared and set aside for payment or other distribution made upon the Corporation's Common Stock, $0.01 par value (the "Common Stock"), or, except as provided above, on any other capital stock of the Corporation ranking junior to or on a parity with the 6 1/4% Preferred Stock as to dividends, nor shall any shares of the Common Stock or shares of any other capital stock of the Corporation ranking junior to or on a parity with the 6 1/4% Preferred Stock as to dividends be redeemed, purchased, or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Corporation or any subsidiary of the Corporation (except by conversion into or exchange for shares of capital stock of the Corporation ranking junior to the 6 1/4% Preferred Stock as to dividends). Holders of shares of the 6 1/4% Preferred Stock shall not be entitled to any dividends, whether payable in cash, property, or shares of capital stock, in excess of full accrued and cumulative dividends as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the shares of the 6 1/4% Preferred Stock that may be in arrears.

          The terms "accrued dividends," "dividends accrued," and "dividends in arrears," whenever used herein with reference to shares of preferred stock shall be deemed to mean an amount which shall be equal to dividends thereon at the annual dividend rates per share for the respective series from the date or dates on which such dividends commence to accrue to the end of the then current quarterly dividend period for such preferred stock (or, in the case of redemption, to the date of redemption), less the amount of all dividends paid, or declared in full and sums set aside for the payment thereof, upon such shares of preferred stock.

          (c) Dividends payable on the shares of the 6 1/4% Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. Any dividend otherwise payable on a date which is not a business day will be paid on the next day which is a business day, but without interest.

          SECTION 3.  OPTIONAL REDEMPTION.

          (a) The shares of the 6 1/4% Preferred Stock will be redeemable at the option of the Corporation by resolution of its Board of Directors, in whole, or, from time to time, in part, at any time on or after December 26, 1995, at the following redemption prices per share, if redeemed during the twelve-month period beginning November 24 of the year indicated below, plus, in each case, all dividends accrued and unpaid on the shares of the 6 1/4% Preferred Stock up to the date fixed for the redemption, upon giving notice as provided hereinbelow:


                     Price
                     --------
              1,995  52.1875
              1,996  51.88
              1,997  51.56
              1,998  51.25
              1,999  50.94
              2,000  50.63
              2,001  50.31
2002 and thereafter  50



          (b) If fewer than all of the outstanding shares of the 6 1/4% Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined pro rata or by lot or in such other manner and subject to such regulations as the Board of Directors in its sole discretion shall prescribe.

          (c) At least 30 days, but not more than 60 days, prior to the date fixed for the redemption of shares of the 6 1/4% Preferred Stock, a written notice shall be mailed in a postage prepaid envelope to each holder of record of the shares of 6 1/4% Preferred Stock to be redeemed, addressed to such holder at his post office address as shown on the records of the Corporation, notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (the "Redemption Date"), and calling upon such holder to surrender to the Corporation, on the Redemption Date at the place designated in such notice, his certificate or certificates representing the number of shares specified in such notice of redemption. On or after the Redemption Date, each holder of shares of the 6 1/4% Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          From and after the Redemption Date (unless default shall be made by the Corporation in payment of the redemption price), all dividends on the shares of the 6 1/4% Preferred Stock designated for redemption in such notice shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price of such shares (including all accrued and unpaid dividends up to the Redemption Date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation, prior to the Redemption Date, may deposit the redemption price (including all accrued and unpaid dividends up to the Redemption Date) of shares of the 6 1/4% Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company (having a capital surplus and undivided profits aggregating not less than $50,000,000) in the Borough of Manhattan, City and State of New York, or in any other city in which the Corporation at the time shall maintain a transfer agency with respect to such shares, in which case the aforesaid notice to holders of shares of the 6 1/4% Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the redemption price, and shall call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against payment of the redemption price (including all accrued and unpaid dividends up to the Redemption Date). Any interest accrued on such funds shall be paid to the Corporation from time to time. Any moneys so deposited which shall remain unclaimed by the holders of such shares of the 6 1/4% Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation.

          If a notice of redemption has been given pursuant to this Section 3 and any holder of shares of the 6 1/4% Preferred Stock shall, prior to the close of business on the last business day preceding the Redemption Date, give written notice to the Corporation pursuant to Section 6 below of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation, and any necessary transfer tax payment, as required by Section 6 below), then such redemption shall not become effective as to such shares to be converted, such conversion shall become effective as provided in Section 6 below, and any moneys set aside by the Corporation for the redemption of such shares of converted 6 1/4% Preferred Stock shall revert to the general funds of the Corporation.

          (d) Shares of the 6 1/4% Preferred Stock redeemed, repurchased, retired, or otherwise acquired by the Corporation (whether pursuant to the provisions of Section 3 or otherwise), or surrendered to the Corporation upon conversion, or which were not originally issued as part of a contemplated public offering of such 6 1/4% Preferred Stock, shall cease to be shares of the 6 1/4% Preferred Stock and shall thereupon be retired and may not be reissued as shares of the 6 1/4% Preferred Stock, but shall thereafter have the status of authorized but unissued shares of the Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series of the Preferred Stock by the Board of Directors.

          SECTION 4.  VOTING RIGHTS.

          (a) Except as otherwise set forth hereafter, or by the laws of the State of Delaware specifically provided, the holders of shares of the 6 1/4% Preferred Stock shall not be entitled to vote on any question or matter, or in any proceedings, or to be represented at or to receive notice of any meeting of stockholders of the Corporation; provided, however, that the holders of the 6 1/4% Preferred Stock will have voting rights as provided in this Section 4 and in Section 8 hereof. When the holders of the 6 1/4% Preferred Stock vote on any matter as members of a class which does not include the holders of Common Stock, the holders of 6 1/4% Preferred Stock shall be entitled to an aggregate number of votes which is in the same proportion to the total number of class votes as the aggregate liquidation preference of the outstanding shares of 6 1/4% Preferred Stock bears to the aggregate liquidation preference of all shares of capital stock in the class; and each holder of 6 1/4% Preferred Stock shall be entitled to his or her proportionate share of the aggregate number of votes to which the holders of 6 1/4% Preferred Stock are entitled.

          (b) In the event that the Corporation shall have failed to declare and pay or set apart for payment in full the dividends accumulated on the outstanding shares of the 6 1/4% Preferred Stock for any six quarterly dividend payment periods, whether or not consecutive (a "Preferential Dividend Non-Payment"), the number of directors of the Corporation shall be increased by two and the holders of outstanding shares of the 6 1/4% Preferred Stock, voting together as a class with all other series of Preferred Stock of the Corporation ranking on a parity with the 6 1/4% Preferred Stock with respect to dividends or distribution of assets upon liquidation and then entitled to vote on the election of such additional directors, shall be entitled to elect, as a single class separately from the holders of any other class of capital stock of the Corporation, two additional directors until the full dividends accumulated on all outstanding shares of the 6 1/4% Preferred Stock have been declared and paid or set apart for payment. Upon the occurrence of a Preferential Dividend Non-Payment, the Board of Directors shall, within a reasonable period, call a special meeting of the holders of shares of the 6 1/4% Preferred Stock and all holders of other classes or series of preferred stock of the Corporation ranking on a parity with the 6 1/4% Preferred Stock with respect to the payment of dividends or distribution of assets upon liquidation who are then entitled to vote on the election of such additional directors for the purpose of electing the additional directors provided by the foregoing provisions. If and when all accumulated dividends on the shares of the 6 1/4% Preferred Stock have been declared and paid or set aside for payment in full, the holders of shares of the 6 1/4% Preferred Stock shall be divested of the special voting rights provided by this Section 4(b), subject to revesting in the event of each and every subsequent Preferential Dividend Non-Payment. Upon termination of such special voting rights attributable to all holders of shares of the 6 1/4% Preferred Stock and shares of any other class or series of preferred stock of the Corporation ranking on a parity with the 6 1/4% Preferred Stock with respect to payment of dividends or distribution of assets upon liquidation, the term of office of each Director elected by the holders of shares of the 6 1/4% Preferred Stock and such parity Preferred Stock (a "Preferred Stock Director") pursuant to such special voting rights shall forthwith terminate and the number of directors constituting the entire Board of Directors shall be reduced by the number of Preferred Stock Directors. Any Preferred Stock Director may be removed by, and shall not be removed otherwise than by, the vote of the holders of record of a majority of the outstanding shares of the 6 1/4% Preferred Stock and all other series of Preferred Stock ranking on a parity with the 6 1/4% Preferred Stock with respect to the payment of dividends or distribution of assets upon liquidation who were entitled to vote in such Preferred Stock Director's election, voting as a separate class, at a meeting called for such purpose.

          (c) So long as any shares of this Series are outstanding, the bylaws of the Corporation shall contain provisions ensuring that the number of Directors constituting the entire Board of Directors of the Corporation shall at all times be such that the exercise, by the holders of shares of the 6
1/4% Preferred Stock and the holders of parity Preferred Stock, of the right to elect Directors under the circumstances provided for in subclause (a) of this Section 4 will not contravene any provision of this Certificate of Incorporation restricting the number of Directors which may constitute the entire Board of Directors of the Corporation.

          (d) Directors elected pursuant to subclause (b) of this Section 4 shall serve until the earlier of (1) the next annual meeting of the stockholders of the Corporation and the election (by the holders of shares of the 6 1/4% Preferred Stock and the holders of parity Preferred Stock) and qualification of their respective successors, or (2) the date upon which all dividends in default on the shares of the 6 1/4% Preferred Stock and such other parity Preferred Stock shall have been paid in full.

          (e) So long as a Preferential Dividend Non-Payment shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remain in office, by vote of the holders of record of a majority of the outstanding shares of the 6 1/4% Preferred Stock and all other series of Preferred Stock ranking on a parity with the 6 1/4% Preferred Stock with respect to the payment of dividends or distribution of assets upon liquidation who are then entitled to vote in the election of such Preferred Stock Directors as provided above. As long as the Preferential Dividend Non-Payment shall continue, holders of shares of the 6 1/4% Preferred Stock shall not, as such stockholders, be entitled to vote on the election or removal of directors other than Preferred Stock Directors, but shall not be divested of any other voting rights provided to such stockholders by law with respect to any other matter to be acted upon by the stockholders of the Corporation.
          SECTION 5.  LIQUIDATION RIGHTS.

          (a) In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares or the 6 1/4% Preferred Stock shall be entitled to receive, in cash, out of the remaining net assets of the Corporation, the amount of Fifty Dollars ($50.00) for each share of the 6
1/4% Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, AND NO MORE, before any distribution shall be made to the holders of shares of the Common Stock or any other capital stock of the Corporation ranking (as to any such distribution) junior to the 6 1/4% Preferred Stock. If, upon any liquidation, dissolution, or winding up of the Corporation, the assets distributable among the holders of shares of the 6 1/4% Preferred Stock and all other classes and series of preferred stock ranking (as to any such distribution) on a parity with the 6 1/4% Preferred Stock are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of the shares of the 6 1/4% Preferred Stock and any such other classes and series of preferred stock ranking (as to any such distribution) on a parity with the 6 1/4% Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

          (b) For purposes of this Section 5, a distribution of assets in any dissolution, winding up, or liquidation shall not include (i) any consolidation or merger of the Corporation with or into any other corporation or (ii) a sale or other disposition of all or substantially all of the Corporation's assets to another corporation.

          (c) After the payment of the full preferential amounts provided for herein to the holders of shares of the 6 1/4% Preferred Stock or funds necessary for such payment have been set aside in trust for the holders thereof, such holders shall be entitled to no other or further participation in the distribution of the assets of the Corporation.

          SECTION 6.  CONVERSION.

          (a) Holders of shares of the 6 1/4% Preferred Stock shall have the right, exercisable at any time and from time to time, except in the case of shares of the 6 1/4% Preferred Stock called for redemption, to convert all or any such shares of the 6 1/4% Preferred Stock into such number of whole shares of the Common Stock as is equal to the aggregate liquidation preference amount of the shares of 6 1/4% Preferred Stock surrendered for conversion dividend by the conversion price of $47 per share of such Common Stock (equivalent to a conversion rate of 1.0638298 shares of the Common Stock for each share of the 6 1/4% Preferred Stock so converted), subject to adjustment as described below. In the case of shares of the 6 1/4% Preferred Stock called for redemption, conversion rights will expire at the close of business on the day preceding the date fixed for redemption. Notice of an optional redemption must be mailed not less than 30 days and not more than 60 days prior to the Redemption Date. Upon conversion, no adjustment or payment will be made on account of accrued or unpaid dividends, but if any holder surrenders a share of the 6 1/4% Preferred Stock for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the next dividend payment date, then, notwithstanding such conversion, the dividend payable on such dividend payment date will be paid to the registered holder of such share of the 6 1/4% Preferred Stock on such record date. In such event, such share of the 6 1/4% Preferred Stock, when surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date (except for a share or shares of the 6 1/4% Preferred Stock called for redemption on a Redemption Date (as defined in Section 3(c) hereof) during the period from the close of business on any dividend payment record date to the close of business on the corresponding dividend payment date), must be accompanied by payment of an amount equal to the dividend payable on such dividend payment date on the share so converted. A holder of shares of the 6 1/4% Preferred Stock on a dividend payment record date who (or whose transferee) converts such shares of 6 1/4% Preferred Stock on a dividend payment date will receive the dividend payable on such shares of 6 1/4% Preferred Stock by the Corporation on such dividend payment date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of the 6 1/4% Preferred Stock for conversion on such dividend payment date.

          (b) Any holder of a share or shares of the 6 1/4% Preferred Stock electing to convert such share or shares thereof shall deliver the certificate or certificates therefor to the principal office of any transfer agent for the Common Stock, with the form of notice of election to convert as the Corporation shall prescribe fully completed and duly executed and (if so required by the Corporation or any conversion agent) accompanied by instruments of transfer in form satisfactory to the Corporation and to any conversion agent, duly executed by the registered holder or his duly authorized attorney, and transfer taxes, stamps or funds therefor or evidence of payment thereof if required pursuant to Section 6(a) or 6(d) hereof. The conversion right with respect to any such shares shall be deemed to have been exercised at the date upon which the certificates therefor accompanied by such duly executed notice of election and instruments of transfer and such taxes, stamps, funds or evidence of payment shall have been so delivered, and the person or persons entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of the Common Stock upon said date.

          (c) No fractional shares of the Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of the 6 1/4% Preferred Stock. If more than one share of the 6 1/4% Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of the Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the 6 1/4% Preferred Stock so surrendered. Instead of any fractional shares of the Common Stock which would otherwise be issuable upon conversion of any shares of the 6 1/4% Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the closing price for the Common Stock on the last trading day preceding the date of conversion. The closing price for such day shall be the last reported sales price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Common Stock or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system. If the Common Stock is not quoted on NASDAQ or any comparable system, the Board of Directors shall in good faith determine the current market price on the basis of such quotation as it considers appropriate.

          (d) If a holder converts a share or shares of the 6 1/4% Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon the conversion. The holder, however, shall pay to the Corporation the amount of any tax which is due (or shall establish to the satisfaction of the Corporation payment thereof) if the shares are to be issued in a name other than the name of such holder and shall pay to the Corporation any amount required by the last sentence of Section 6(a) hereof.

          (e) The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of the Common Stock enough shares of the Common Stock to permit the conversion of the then outstanding shares of the 6 1/4% Preferred Stock. All shares of Common Stock which may be issued upon conversion of shares of the 6 1/4% Preferred Stock shall be validly issued, fully paid and nonassessable. In order that the Corporation may issue shares of the Common Stock upon conversion of shares of the 6 1/4% Preferred Stock, the Corporation will endeavor to comply with all applicable Federal and State securities laws and will endeavor to list such shares of the Common Stock to be issued upon conversion on each securities exchange on which the Common Stock is listed.

          (f) The conversion price in effect at any time shall be subject to adjustment from time to time as follows:

          (i) In case the Corporation shall (1) pay a dividend or make a distribution in shares of the Common Stock to holders of any class of capital stock of the Corporation, (2) subdivide or reclassify the outstanding shares of the Common Stock into a greater number of shares of the Common Stock or
 (3) combine the outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, the conversion price immediately prior to such action shall be adjusted so that the holder of any shares of the 6 1/4% Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of the Common Stock which he would have owned immediately following such action had such shares of the 6 1/4% Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this Section 6(f)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

         (ii) In case the Corporation shall issue rights or warrants to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Common Stock (or securities convertible into shares of the Common Stock) at a price per share less than the current market price (as determined pursuant to Section 6(f)(iv)) of the Common Stock on such record date, the number of shares of the Common Stock into which each share of the 6
  1/4% Preferred Stock shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of shares of the Common Stock into which such share of the 6 1/4% Preferred Stock was convertible immediately prior to such record date by a fraction of which the numerator shall be the number of shares of the Common Stock outstanding on such record date plus the number of additional shares of the Common Stock offered (or into which the convertible securities so offered are convertible), and of which the denominator shall be the number of shares of the Common Stock outstanding on such record date, plus the number of shares of the Common Stock which the aggregate offering price of the offered shares of the Common Stock (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price. Such adjustments shall become effective immediately after such record date.

        (iii) In case the Corporation shall distribute to all holders of the Common Stock evidences of indebtedness or other assets, including securities, but excluding those dividends, rights, warrants, and distributions referred to in Section 6(f)(i) and (ii), and dividends and distributions paid in cash out of profits or surplus, or shall distribute to all holders of the Common Stock rights or warrants to subscribe for securities (other than those referred to in Section 6(f)(ii), then, in each such case, the number of shares of the Common Stock into which each share of the 6 1/4% Preferred Stock shall be convertible shall be adjusted so that the same shall equal the number determined by multiplying the number of shares of the Common Stock into which such share of the 6 1/4% Preferred Stock was convertible immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price (determined as provided in Section 6(f)(iv) of the Common Stock on the record date mentioned below, and of which the denominator shall be such current market price of the Common Stock, less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the assets so distributed or of such subscription rights or warrants applicable to one share of the Common Stock. Such adjustment shall become effective immediately after the record date for the determination of the holders of the Common Stock entitled to receive such distribution. Notwithstanding the foregoing, in the event that the Corporation shall distribute rights or warrants (other than those referred to in Section 6(f)(ii)) ("Rights") pro rata to holders of the Common Stock, the Corporation may, in lieu of making any adjustment pursuant to this Section 6(f)(iii), make proper provision so that each holder of a share of the 6
 1/4% Preferred Stock who converts such share after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such conversion, in addition to the shares of the Common Stock issuable upon such conversion (the "Conversion Shares"), a number of Rights to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of the Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the Rights; and (ii) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of the Common Stock into which a share of the 6 1/4% Preferred Stock so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.

         (iv) The current market price per share of the Common Stock on any date shall be deemed to be the average of the daily closing prices for thirty consecutive trading days commencing forty-five trading days before the day in question. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Common Stock, or in case no reported sale takes place the average of the closing bid and asked prices, on NASDAQ or any comparable system, or if the Common Stock is not quoted on NASDAQ or any comparable system, the closing sale price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose.

          (v) In any case in which this Section 6 shall require that an adjustment be made immediately following a record date, the Corporation may elect to defer (but only until five business days following the mailing of the notice described in Section 6(j)) issuing to the holder of any share of the 6 1/4% Preferred Stock converted after such record date the shares of the Common Stock and other capital stock of the Corporation issuable upon such conversion over and above the shares of the Common Stock and other capital stock of the Corporation issuable upon such conversion only on the basis of the conversion price prior to adjustment; and, in lieu of the shares the issuance of which is so deferred, the Corporation shall issue or cause its transfer agents to issue due bills or other appropriate evidence of the right to receive such shares.

          (g) No adjustment in the conversion price shall be required until cumulative adjustments result in a concomitant change of 1% or more of the conversion price as existed prior to the last adjustment of the conversion price; provided, however, that any adjustments which by reason of this
Section 6(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this
Section 6 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment to the conversion price shall be made for cash dividends.

          (h) In the event that, as a result of an adjustment made pursuant to Section 6(f), the holder of any share of the 6 1/4% Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any shares of the 6 1/4% Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 6.

          (i) The Corporation may make such decreases in the conversion price, in addition to those required by Sections 6(f)(i), (ii) and (iii), as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the holders of the Common Stock.

          (j) Whenever the conversion price is adjusted, the Corporation shall promptly mail to all holders of record of shares of the 6 1/4% Preferred Stock a notice of the adjustment and shall cause to be prepared a certificate signed by a principal financial officer of the Corporation setting forth the adjusted conversion price and a brief statement of the facts requiring such adjustment and the computation thereof; such certificate shall forthwith be filed with each transfer agent for the shares of the 6 1/4% Preferred Stock.

          (k)  In the event that:

          (1) the Corporation takes any action which would require an adjustment in the conversion price,

          (2) the Corporation consolidates or merges with, or transfers all or substantially all of its assets to, another corporation and stockholders of the Corporation must approve the transaction, or

          (3)  there is a dissolution or liquidation of the Corporation,

a holder of shares of the 6 1/4% Preferred Stock may wish to convert some or all of such shares into shares of the Common Stock prior to the record date for, or the effective date of, the transaction so that he may receive the rights, warrants, securities or assets which a holder of shares of the Common Stock on that date may receive. Therefore, the Corporation shall mail to holders of shares of the 6 1/4% Preferred Stock a notice stating the proposed record or effective date of the transaction, as the case may be. The Corporation shall mail the notice at least 10 days before such date; however, failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause (1), (2) or (3) of this
Section 6(k).

          (l) If any of the following shall occur, namely: (i) any reclassification or change of outstanding shares of the Common Stock issuable upon conversion of shares of the 6 1/4% Preferred Stock (other than a change in par value, or as a result of a subdivision or combination), (ii) any consolidation or merger to which the Corporation is a party other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or as a result of a subdivision or combination) in, outstanding shares of the Common Stock or (iii) any sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety, then the Corporation, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, provide in its certificate of incorporation or other charter document that each share of the 6 1/4% Preferred Stock shall be convertible into the kind and amount of shares of capital stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of the Common Stock deliverable upon conversion of such share of the 6 1/4% Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.
Such certificate of incorporation or other charter document shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The foregoing, however, shall not in any way affect the right a holder of a share of the 6 1/4% Preferred Stock may otherwise have, pursuant to clause (ii) of the last sentence of Section 6(f)(iii), to receive Rights upon conversion of a share of the 6 1/4% Preferred Stock. If, in the case of any such consolidation, merger, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of the Common Stock includes shares of capital stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, sale or conveyance, then the certificate of incorporation or other charter document of such other corporation shall contain such additional provisions to protect the interests of the holders of shares of the 6 1/4% Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provision of this Section 6(l) shall similarly apply to successive consolidations, mergers, sales or conveyances.

          SECTION 7. RANKING. With respect to rights to receive dividends or distributions upon liquidation of the Corporation, the 6 1/4% Preferred Stock shall rank prior to the Common Stock and on a parity with any other Preferred Stock, unless the terms of such other Preferred Stock provide otherwise and, if applicable, the requirements of Section 8 hereof have been complied with.

          SECTION 8. LIMITATIONS. In addition to any other rights provided by applicable law, so long as any shares of the 6 1/4% Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least two-thirds (2/3) of the outstanding shares of the 6 1/4% Preferred stock, voting as a single class:

          (a) create, authorize, or issue any class or series of, or rights to subscribe to or any security convertible into, capital stock ranking senior to the 6 1/4% Preferred Stock as to payment of dividends, in distribution of assets upon liquidation or in voting rights; or

          (b) amend, alter or appeal, whether by merger, consolidation or otherwise, any of the provisions of the Certificate of Incorporation (including this Certificate of Designation) that would change the preferences, rights or powers with respect to the 6 1/4% Preferred Stock so as to affect the 6 1/4% Preferred Stock adversely;

but (except as otherwise required by applicable law) nothing herein contained shall require such a vote or consent (i) in connection with any increase in the total number of authorized shares of the Common Stock, or (ii) in connection with the authorization or increase of any class or series of shares ranking, as to dividends and distribution of assets upon liquidation, pari passu with or junior to the 6 1/4% Preferred Stock; provided, however, that no such vote or written consent of the holders of the shares of the 6 1/4% Preferred Stock shall be required if, at or prior to the time when the issuance of any such shares ranking prior to the 6q% Preferred Stock is to be made or any such change is to take effect, as the case may be, provision is made for the redemption of all the then outstanding shares of the 6q% Preferred Stock.

          SECTION 9. NO PREEMPTIVE RIGHTS. No holder of shares of the 6q% Preferred Stock will possess any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.


          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by Douglas J. Babb its President, and attested by Jeffrey Moreland its Vice President and Secretary this September 11, 1995.


                              BURLINGTON NORTHERN SANTA FE
                                CORPORATION



                              By: /s/ Douglas J. Babb



Attested:


By: /s/ Jeffrey Moreland